CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 28, 2013, relating to the financial statements and financial highlights which appear in the December 31, 2012 Annual Report to Shareholders of The Gabelli Dividend & Income Trust, which is also incorporated by reference into the Registration Statement, and to the use of our report dated January 27, 2014, relating to the financial statement of The Gabelli Global Small and Mid Cap Value Trust, which appears in such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
January 27, 2014